EXHIBIT 1

                           JOINT FILING AGREEMENT

     The undersigned acknowledge and agree that the foregoing Statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

     This Agreement may be executed counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated:  June 5, 2000

                                      THE PROCTER & GAMBLE COMPANY

                                      By: /s/ David R. Walker
                                         --------------------------
                                         Name:  David R. Walker
                                         Title: Vice President and Controller

                                      PROCTER & GAMBLE
                                      PHARMACEUTICALS, INC.


                                      By: /s/ David R. Walker
                                         --------------------------
                                         Name:  David R. Walker
                                         Title: Vice President and Controller